UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2018

 Drive Shack Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

111 W 19th St, 8th Fl.
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 268-7460

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 21, 2018, Drive Shack Inc. (the “Company”) consummated the sale of 10 golf courses, consisting of Canyon Oaks Country Club in Chico, CA, El Camino Country Club in Oceanside, CA, Monterey Country Club in Palm Desert, CA, Oakhurst Country Club in Clayton, CA, Oregon Golf Club in West Linn, OR, Palm Valley Country Club in Palm Desert, CA, Plantation Country Club in Garden City, ID, Seascape Golf Club in Aptos, CA, Sunset Hills Country Club in Thousand Oaks, CA, and Wood Ranch Golf Club in Simi Valley, CA.

The aggregate gross cash proceeds from these 10 sales and the sale of The Trophy Club of Apalachee in Dacula, GA, which the Company completed on December 19, 2018, equaled approximately $82.5 million, prior to taking into account transaction fees and certain adjustments to the contract sale price based on course assets and liabilities at the time of sale.  The Company applied the aggregate net proceeds of the course sales, plus additional cash on hand, to prepay outstanding third-party financing under credit facilities established in June 2016 on 22 traditional owned golf properties (including each of those referred to in this Current Report on Form 8-K) in an aggregate principal amount equal to $102 million.  Concurrently with this prepayment, the Company terminated these credit facilities.

The buyers of the golf courses consisted of various individuals and privately-held entities. None of the buyers had any material relationship with the Company or any of its subsidiaries or affiliates or any director or officer of the registrant, or any associate of any director or officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIVE SHACK INC.
(Registrant)

/s/ David M. Hammarley
David H. Hammarley
Chief Financial Officer

Date: December 27, 2018